UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Crescent Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
May 22, 2007

NOTICE is hereby given that the Annual Meeting of Shareholders of Crescent Financial Corporation (the “Company”) will be held as follows:

Place:	MacGregor Downs Country Club
430 St. Andrews Lane
Cary, North Carolina

Date:	May 22, 2007

Time:	3:00 p.m.

The purposes of the meeting are:

1.	To elect seven members of the Board of Directors for terms of one, two and three years.

2.	To ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2007.

3.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to grant a proxy to vote your shares by mail or internet to ensure that a quorum is present at the meeting. If you choose to vote by mail, please complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose. Instructions regarding voting by internet are included on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

/s/ Michael G. Carlton

Michael G. Carlton
President and Chief Executive Officer

April 13, 2007

CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

PROXY STATEMENT

Mailing Date: On or about April 13, 2007

ANNUAL MEETING OF SHAREHOLDERS

To Be Held
May 22, 2007

General

This Proxy Statement is furnished in connection with the solicitation of appointments of proxy by the Board of Directors of Crescent Financial Corporation (the “Company”) for the 2007 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m. on May 22, 2007, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Bruce W. Elder and Thomas E. Holder, Jr. Shares represented by each appointment of proxy which is properly submitted, whether by mail or internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the seven nominees for director named in Proposal 1 below and FOR Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Bruce W. Elder, Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, whether appointed through the mail or the internet, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and internet, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on April 9, 2007 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 20,000,000 shares are authorized and preferred stock, no par value, of which 5,000,000 shares are authorized. As of December 31, 2006, there were 8,265,136 shares of common stock and no shares of preferred stock outstanding. There are approximately 2,900 holders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the seven directors receiving the greatest number of votes shall be elected.

In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by submitting an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2006, no shareholder known to management beneficially owned more than 5% of the Company’s common stock.

As of December 31, 2006, the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)	PERCENT OF CLASS(3)

Brent D. Barringer Cary, NC	77,313(4)	0.93

W. Keith Betts Wilmington, NC	150,270(5)	1.80

William H. Cameron Wilmington, NC	47,676(6)	0.58

Michael G. Carlton Cary, NC	135,299(7)	1.62

Bruce W. Elder Cary, NC	23,807(8)	0.29

Thomas E. Holder, Jr. Cary, NC	27,641(9)	0.33

Bruce I. Howell Cary, NC	87,525(10)	1.06

James A. Lucas, Jr. Cary, NC	396,690(11)	4.78

Kenneth A. Lucas Garner, NC	303,871(12)	3.66

Sheila Hale Ogle Cary, NC	21,739	0.26

Charles A. Paul, III Wilmington, NC	103,426(13)	1.25

Francis R. Quis, Jr. Cary, NC	38,558(14)	0.47

Jon S. Rufty Cary, NC	40,257(15)	0.49

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)	PERCENT OF CLASS(3)

Ray D. Vaughn Raleigh, NC	8,050	0.10

Jon T. Vincent Wilmington, NC	119,785(16)	1.44

Stephen K. Zaytoun Raleigh, NC	31,478	0.38

All Directors and Executive Officers as a Group (16 persons)	1,614,385	18.55

(1)
Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared jointly with the individual’s spouse: Mr. Barringer - 45,171 shares; Mr. Carlton - 555 shares; and Mr. Elder - 6,616 shares.

(2)
Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Barringer - 8,014 shares; Mr. Betts - 75,397 shares; Mr. Cameron - 22,238 shares; Mr. Carlton - 96,482 shares; Mr. Elder - 16,954 shares; Mr. Holder - 8,045 shares; Mr. Howell - 20,275 shares; Mr. James Lucas - 33,680 shares; Mr. Kenneth Lucas - 36,325 shares; Mr. Paul - 36,248 shares; Mr. Quis - 11,835 shares; Mr. Rufty - 17,015 shares; Mr. Vaughn - 5,750 shares; Mr. Vincent - 44,792 shares; and Mr. Zaytoun - 6,979 shares.

(3)
The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 8,265,136 shares of common stock outstanding as of December 31, 2006, and (ii) options to purchase shares of common stock which are exercisable within 60 days of December 31, 2006.

(4)	Includes 5,410 shares held in Mr. Barringer’s spouse’s SEP/IRA account.

(5)	Includes 1,481 shares held by Mr. Betts as custodian for minor children and 7,518 shares held by Mr. Betts’ spouse individually.

(6)	Includes 11,466 shares held by Mr. Cameron as trustee for his children’s trust.

(7)	Includes 360 shares held by Mr. Carlton as custodian for minor children and 2,302 shares held by Mr. Carlton’s spouse individually.

(8)	Includes 237 shares held by Mr. Elder as custodian for minor children.

(9)	Includes 759 shares held by Mr. Holder as custodian for minor children.

(10)
Includes 1,008 shares held by Mr. Howell’s spouse, 2,535 shares held by Mr. Howell as Trustee for Trust of Leroy I. Howell and 4,600 shares held indirectly through an investment club of which Mr. Howell has a 5.88% interest.

(11)
Includes 134,006 shares held indirectly through a limited liability company of which Mr. James Lucas has a 33.33% membership interest and 1,072 shares held indirectly through a corporation of which Mr. James Lucas has a 29% interest. Such shares are also attributed to Mr. Kenneth Lucas as set forth in footnote 12 below. The combined voting power of Messrs. James and Kenneth Lucas is actually 6.78%. Also includes 4,600 shares held indirectly through an investment club of which Mr. James Lucas has a 5.88% interest, which shares have also been attributed to Mr. Howell as set forth in footnote 10 above.

(12)
Includes 134,006 shares held indirectly through a limited liability company of which Mr. Kenneth Lucas has a 33.33% membership interest and 1,072 shares held indirectly through a corporation for which Mr. Kenneth Lucas serves as President. Such shares are also attributed to Mr. James Lucas as set forth in footnote 11 above. The combined voting power of Messrs. James and Kenneth Lucas is actually 6.78%.

(13)	Includes 2,657 shares owned individually by Mr. Paul’s spouse and 46,371 shares owned by a business Mr. Paul controls.

(14)	Includes 1,725 shares held individually by Mr. Quis’ spouse.

(15)	Includes 4,817 shares held individually by Mr. Rufty’s spouse and 3,166 shares owned individually by Mr. Rufty’s children.

(16)	Includes 2,460 shares held individually by Mr. Vincent’s spouse and 420 shares owned by a business Mr. Vincent controls.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best of the Company’s knowledge, all such ownership reports have been timely filed with the exception of Form 4 reports that were filed late by Messrs. Carlton (1), James Lucas (2), Kenneth Lucas (1), Quis (1) and Vincent (2).

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between seven and fifteen members, as determined by the Board of Directors or the shareholders. If there are nine or more members, the Board shall be divided into three classes approximately equal in number with each class being elected for three year terms on a staggered basis. The Board of Directors has set the number of directors of the Company at twelve. The following seven directors, whose terms expire at the Annual Meeting, have been renominated to the Board for the terms indicated below:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years
Three-Year Terms

Sheila Hale Ogle (67)	Director	1998	Owner and CEO, Media Research Planning & Placement, Inc., Cary, NC (advertising)

Jon S. Rufty (52)	Director	1998	Owner and President, Rufty Homes, Inc., Cary, NC (residential construction company)

Jon T. Vincent, CPA (50)	Director	2002(2)	President, JTV Business Consultant and Management, Wilmington, NC (business consulting and real estate and equity investments)

Stephen K. Zaytoun (49)	Director	1998	Owner and President, Zaytoun & Associates, Inc., Cary, NC (insurance agency)

Two-Year Terms

Brent D. Barringer (47)	Director	1998	Attorney and Partner, Barringer Law Firm, LLP, Cary, NC

Charles A. Paul (41)	Director	2002(2)	Managing Partner, Harbor Island Partners, LLC, Wilmington, NC (real estate development, private equity and venture capital)

One-Year Term
William H. Cameron (53)	Director	2002(2)	President, Cameron Management, Inc., Principal, Cameron Company, Wilmington, NC (real estate, equity investments and management)
(1)
With the exception of Messrs. Cameron, Paul and Vincent, includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

(2)
Includes former service as a director of Port City Capital Bank, Wilmington, North Carolina. The Company acquired Port City Capital Bank on August 31, 2006. Messrs. Cameron, Paul and Vincent continue to serve as directors of Port City Capital Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES ABOVE FOR DIRECTOR OF THE COMPANY FOR THE TERMS INDICATED.

Incumbent Directors

The Company’s Board of Directors includes five directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years

Michael G. Carlton (45)	1998	2008	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present

Bruce I. Howell (64)	1998	2008	President Emeritus, Wake Technical Community College, Raleigh, NC

James A. Lucas, Jr. (55)	1998	2008	Partner, James A. Lucas and Company, LLP, Certified Public Accountants, Raleigh, NC

Kenneth A. Lucas (52)	1998	2009
President and Chief Executive Officer, The Tar Heel Companies of North Carolina, Inc., Raleigh, NC (real estate property management and development); Secretary-Treasurer, Carolina Janitorial and Maintenance Supply, Inc., 1995-Present; President and Chief Executive Officer, Tar Heel Commercial Realty, Inc., Raleigh, NC

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years

Francis R. Quis, Jr. (57)	2000(2)	2009	Owner and President, Quis Machinery, Inc., Southern Pines, NC (industrial machinery distributor)
(1)	Includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

(2)
Includes former service as a director of Centennial Bank, Southern Pines, North Carolina. The Company acquired Centennial Bank on August 29, 2003. Mr. Quis also serves as a director of Crescent State Bank.

Director Independence

With the exception of Mr. Carlton, each member of the Company’s Board of Directors is “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination the Board considered certain insider transactions with directors for the provision of goods or services to the Company and its subsidiary banks. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. Specific transactions considered by the Board of Directors were certain legal services rendered to Crescent State Bank by Barringer Law Firm, LLP, a related interest of Mr. Barringer, certain brokerage commissions paid indirectly to Tar Heel Commercial Realty, Inc. and certain maintenance services provided by Tar Heel Express Maintenance and Supply, Inc., both related interests of Mr. Kenneth Lucas.

Director Relationships

Only one family relationship on the Board of Directors exists. James A. Lucas, Jr. and Kenneth A. Lucas are brothers. No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

Board of Directors. The Company’s Board of Directors held twelve meetings during 2006. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served, with the exception of Joseph S. Colson, Jr. who retired from the Board of Directors in November 2006. The Company does not have a formal policy regarding director attendance at meetings of shareholders, however, each director is encouraged to attend shareholder meetings. At the 2006 annual meeting, all but one of the Company’s directors were in attendance.

The Company’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

Audit Committee. The members of the Audit Committee in 2006 were William H. Cameron (following his appointment to the Board in September 2006), Joseph S. Colson, Jr. (until his retirement in November 2006), James A. Lucas, Jr., Sheila Hale Ogle (Chairwoman), Frank R. Quis, Jr. and Jon S. Rufty. The Audit Committee held four meetings during 2006. The Company’s common stock is traded on the Nasdaq Global Market and the Audit Committee members are “independent” and “financially literate” as defined by the Nasdaq listing standards. The Board of Directors has determined that James A. Lucas, Jr., a member of the Audit Committee, meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Audit Committee has adopted a formal written charter which is available on the Company’s website at www.crescentstatebank.com.

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of the Company. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

Report of the Audit Committee

During the course of its examination of the Company’s audit process in 2006, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Hughes PLLC (“Dixon Hughes”), all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Hughes disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2007.

This report is submitted by the Audit Committee: Sheila Hale Ogle (Chairwoman), William H. Cameron, James A. Lucas, Jr., Frank R. Quis, Jr. and Jon S. Rufty.

Compensation Committee. The members of the Compensation Committee in 2006 were Bruce I. Howell, James A. Lucas, Jr., Sheila Hale Ogle, Jon T. Vincent (following his appointment to the Board in September 2006) and Stephen K. Zaytoun (Chairman). The Compensation Committee has a charter, which is available at www.crescentstatebank.com. The Compensation Committee met two times in 2006. The Compensation Committee reviews and recommends to the board the annual compensation, including salary, equity-based grants, incentive compensation, and other benefits for senior management and other Company and subsidiary employees. The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers. The Committee approves the compensation of the executive officers and recommends for approval the compensation of the chief executive officer to the Board of Directors. The Board of Directors ratifies the compensation of the executive officers and approves the compensation of the chief executive officer. Mr. Carlton makes recommendations to the Committee regarding the compensation of the other executive officers of the Company and its subsidiaries. The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data. These factors were considered in establishing the compensation of the executive officers during the fiscal year ended December 31, 2006. All executive officers of the Company, including Mr. Carlton, are eligible to receive discretionary bonuses or non-equity incentive awards declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives. Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, historically through grants of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant, and also with restricted stock, long term incentive compensation units or stock appreciation rights as permitted under the Company’s 2006 Omnibus Stock Ownership and Long-Term Incentive Plan. The Company has from time to time engaged compensation consultants, Matthews Young & Associates, Inc., to advise the Compensation Committee on matters related to executive officer, employee and director compensation and retirement consultants, Clark Consulting, to advise the Committee on executive officer and employee retirement benefits. The Compensation Committee does not delegate any of its authority as set forth in its charter to any other persons.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or its subsidiary banks. Mr. Carlton makes recommendations to the Compensation Committee regarding compensation of the executive officers. Mr. Carlton participates in the deliberations, but not the decisions, of the Compensation Committee regarding compensation of executive officers other than himself. He does not participate in the Compensation Committee’s deliberations or decisions regarding his own compensation.

Executive Committee. The members of the Executive Committee in 2006 were Brent D. Barringer, Michael G. Carlton, Joseph S. Colson, Jr. (until his retirement in November 2006), Bruce I. Howell and James A. Lucas, Jr (Chairman). The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The Executive Committee met three times in 2006.

Nominating Committee. The members of the Nominating Committee are Brent D. Barringer, Joseph S. Colson, Jr. (until his retirement in 2006), Bruce I. Howell and James A. Lucas, Jr. The Nominating Committee met once during 2006. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each board committee, in the event the chairperson of the Board of Directors delegates such responsibility to the Nominating Committee. The nominees standing for election were nominated, in each case, by the Nominating Committee.

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards. The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock for a period of twelve months preceding the date of the nomination with a commitment to own at least 5,000 shares of the Company’s common stock by the end of the third year of service as a director. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which is available at www.crescentstatebank.com.

Director Compensation

Board Fees. Directors are paid an annual retainer of $4,000. As of December 31, 2006, each director received $550 and the chairperson received $600 per board meeting attended. Each director received $300 and the chairperson received $550 per committee meeting attended. At each individual director’s option, directors may receive a 25% premium on all fees (excluding the annual retainer) if the director has chosen to participate in the Directors Compensation Plan, which was adopted by the Board in 2005. Those directors who have elected to participate in the Directors Compensation Plan remit their fees plus the 25% premium to a third party who then purchases shares of common stock of the Company on the open market for the benefit of each director. As of December 31, 2006, all directors were participating in the Directors Compensation Plan.

1999 Nonstatutory Stock Option Plan for Directors. The shareholders of Crescent State Bank approved the 1999 Nonstatutory Stock Option Plan for Directors (the “1999 Nonstatutory Option Plan”) at the 1999 Annual Meeting of Shareholders pursuant to which options covering 192,120 shares, as adjusted for stock dividends, of the Bank’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company in 2001, the 1999 Nonstatutory Option Plan was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. All other initial provisions of the 1999 Nonstatutory Option Plan as originally approved by the shareholders remain in effect. All options authorized to be issued under the 1999 Nonstatutory Option Plan have been granted and no options were granted under the 1999 Nonstatutory Option Plan during 2006.

2000 Nonstatutory Stock Option Plan for Directors. Upon the Company’s acquisition of Centennial Bank on August 29, 2003, the Centennial Bank 2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. The 2000 Nonstatutory Stock Option Plan was originally approved by the shareholders of Centennial Bank in 2000, and the acquisition of Centennial Bank, including the adoption of Centennial Bank’s existing stock option plans, was approved by the shareholders of the Company on July 22, 2003. The 2000 Nonstatutory Stock Option Plan authorizes the issuance of options covering 97,653 shares, as adjusted for stock dividends, of the Company’s common stock. The granting of options under the 2000 Nonstatutory Plan has been frozen. No additional options may be granted and no options were granted under the 2000 Nonstatutory Stock Option Plan during 2006.

2002 Nonstatutory Stock Option Plan for Directors. Upon the Company’s acquisition of Port City Capital Bank on August 31, 2006, the Port City Capital Bank 2002 Nonstatutory Stock Option Plan (the “2002 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. The 2002 Nonstatutory Stock Option Plan was originally approved by the shareholders of Port City Capital Bank in 2002, and the acquisition of Port City Capital Bank, including adoption of Port City Capital Bank’s existing stock option plans, was approved by the shareholders of the Company on July 11, 2006. The 2002 Nonstatutory Stock Option Plan authorizes the issuance of options covering 228,459 shares, as adjusted for dividends, of the Company’s common stock. All options available under the 2002 Nonstatutory Stock Option Plan had been granted prior to the acquisition of Port City Capital Bank and no additional options may be granted.

2006 Omnibus Stock Ownership and Long-Term Incentive Plan. The shareholders of the Company approved the 2006 Omnibus Stock Ownership and Long-Term Incentive Plan (“the 2006 Omnibus Plan”) at the 2006 Annual Meeting of Shareholders to replace the previously approved stock option plans of the Company. The 2006 Omnibus Plan authorizes the issuance of awards covering 335,000 shares of the Company’s common stock. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants, restricted stock grants, long-term incentive compensation units or stock appreciation rights. In the event the number of shares of common stock that remain available for future issuance under the 2006 Omnibus Plan as of the last day of each calendar year is less than 1.5% of the total number of shares of common stock issued and outstanding as of such date, then the pool of awards shall be increased by the difference between 1.5% of the total number of shares of common stock issued and outstanding and the number of awards still remaining in the 2006 Omnibus Plan pool.

The following table presents a summary of all compensation earned by the Company’s non-employee directors for their service as such during the year ended December 31, 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation(1)	Total

Brent D. Barringer	$9,150	--	--	$2,288	$11,438
William H. Cameron(2)	$2,500	--	--	$625	$3,125
Michael G. Carlton(3)	--	--	--	--	--
Joseph S. Colson, Jr.(4)	$13,300	--	--	$3,325	$16,625
Bruce I. Howell	$17,600	--	--	$4,400	$22,000
James A. Lucas, Jr.	$10,050	--	--	$2,513	$12,563
Kenneth A. Lucas	$14,400	--	--	$3,600	$18,000
Sheila Hale Ogle	$9,750	--	--	$2,438	$12,188
Charles A. Paul, III(2)	$2,800	--	--	$700	$3,500
Frank R. Quis, Jr.	$13,850	--	--	$3,463	$17,313
Jon S. Rufty	$12,700	--	--	$3,175	$15,875
Jon T. Vincent(2)	$3,700	--	--	$925	$4,625
Stephen K. Zaytoun	$8,900	--	--	$2,225	$11,125

(1)	Consists of a 25% premium paid in connection with the individual director’s participation in the Directors Compensation Plan.

(2)	Messrs. Cameron, Paul and Vincent have served as directors of the Company since September 1, 2006.

(3)	Compensation paid to Mr. Carlton in connection with his service as Director, President and Chief Executive Officer of the Company is presented in the Summary Compensation Table presented on page 20.

(4)	Resigned from the Board of Directors effective November 28, 2006.

Indebtedness of and Transactions with Management

Crescent State Bank and Port City Capital Bank have had, and expect to have in the future, transactions in the ordinary course of business with certain of their current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the banks to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the banks’ lending matters. To the best knowledge of the management of the Company and the banks, Regulation O has been complied with in its entirety.

Executive Compensation

Executive Officers

Set forth below is certain information regarding the executive officers of the Company, Crescent State Bank and Port City Capital Bank.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE

Michael G. Carlton	45	President, Chief Executive Officer, and Director of Company and Crescent State Bank	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present.

Bruce W. Elder	44	Vice President and Secretary of Company and Senior Vice President and Chief Financial Officer of Crescent State Bank	Vice President and Secretary, Crescent Financial Corporation and Senior Vice President and Chief Financial Officer, Crescent State Bank, Cary, NC, 1998-Present.

Thomas E. Holder, Jr.	47	Senior Vice President and Senior Credit Officer of Crescent State Bank	Senior Vice President and Senior Credit Officer, Crescent State Bank, Cary, NC, 1998-Present.

Ray D. Vaughn	54	Senior Vice President and Chief Operating Officer of Crescent State Bank
Senior Vice President and Chief Operating Officer, Crescent State Bank, Cary, NC, 2005-Present; Senior Vice President/Senior Banking Executive, Bank of America, 2002-2005; Senior Vice President/Regional Managing Director, Wachovia Bank, NA, 1976-2002.

W. Keith Betts	50	Regional President, President and Chief Executive Officer of Port City Capital Bank	President and Chief Executive Officer, Port City Capital Bank, Wilmington, NC, 2002 - Present.

Compensation Discussion and Analysis

The Company’s compensation discussion and analysis is intended to assist readers in the understanding and evaluation of the compensation and benefit plans available to the executive officers of the Company and its subsidiary banks. The analysis includes detailed discussions of each of the elements of compensation and the factors affecting the levels and types of compensation available during the year ended December 31, 2006. It should be read in conjunction with the accompanying compensation tables included in the Executive Compensation section of the Proxy Statement.

Objectives of Compensation Programs

The primary objective of the Company’s compensation plans, including the Company’s executive compensation plan, is to attract, retain and motivate qualified persons who are enthusiastic about the Company and its mission to provide outstanding products and services to its banking customers in the markets it serves. A further objective of the Company’s compensation plan is to provide incentives to each employee that align their interest with those of the Company’s shareholders. To this end, the Company promotes an ownership mentality, particularly among its executive officers.

What the Compensation Programs are Designed to Reward

The compensation programs are designed to reward dedicated and conscientious employment with the Company, loyalty to the Company in terms of continued employment, attainment of job related goals and overall profitability of the Company. In measuring an executive officer’s contributions to the Company, the Compensation Committee considers numerous factors including, among other things, the Company’s growth in terms of asset size, net income, its overall financial performance and its relative shareholder return in each case based on return on average assets and return on average equity. In rewarding loyalty and long-term service, the Company provides attractive retirement benefits.

Elements of the Company’s Compensation Programs

Annual executive compensation consists of base salary, cash bonuses, equity and non-equity incentive awards available under the Company’s incentive plans, employment agreements, some containing change-in-control provisions, retirement income from 401(k) contributions to all participating executive officers as well as salary continuation benefits for certain executive officers. The Company also provides other benefits including car allowances, comprehensive insurance benefits, club dues and travel allowances.

Why Each of the Elements of Compensation is Chosen

The Compensation Committee’s intention is to set each executive officer’s base salary sufficiently high so as to retain strong, motivated leadership, but not so high as to create a negative perception with the Company’s other stakeholders. The Company pays a substantial portion of the total compensation for any given executive in base salary because it is the traditional form of compensation and is best suited to permit employees and executives to support their families and pay expenses associated with day-to-day living. Payment of compensation in the form of base salary also allows the Company to accurately budget for this element of compensation expense. The Company believes it is wise to pay sufficient base salary because it believes an over-reliance on equity incentive compensation could potentially skew incentives toward short-term maximization of shareholder value as opposed to building long-term shareholder value. Base salary encourages management to operate the Company in a safe and sound manner even when incentive goals may prove unattainable.

Cash bonus compensation is considered a minor element of the Company’s compensation program. Bonus compensation is paid to executive officers at the discretion of the Company’s Compensation Committee. Bonuses are paid to reward extraordinary performance that may not be captured through the Company’s management incentive compensation plan.

The final cash element of the Company’s compensation programs is non-equity management incentive plan compensation. Management incentive plan compensation is included as an element of overall compensation in order to reward employees above and beyond their base salaries when the Company’s performance and profitability exceed established annual targets. The inclusion of incentive compensation encourages management to be more creative, diligent and exhaustive in managing the Company to achieve specified financial goals.

The Company also provides equity awards because equity awards are the element of compensation that is most effective in aligning the pecuniary interests of management with those of shareholders and because equity awards are a traditional and well-proven element of compensation among community banks and bank holding companies. Each of the Company’s executive officers is eligible to receive equity awards under the Company’s equity award plans. Historically, the Company only offered equity awards in the form of incentive stock options. However, in 2006, the Company adopted, and its shareholders approved, the 2006 Omnibus Plan. Under the Omnibus Plan, the Company may grant equity awards in the form of incentive stock options as well as nonstatutory stock options, restricted stock, long-term incentive compensation units and stock appreciation rights.

The Company has chosen to utilize employment agreements as an element of executive compensation primarily to promote retention, but also because employment agreements are often necessary to recruit qualified and experienced executive officers. Employment agreements provide executive officers with assurance that their employment with the Company is viewed as a long-term proposition and that salary and benefits will be paid over a term of years (barring certain events, such as termination for cause). Employment agreements also serve to provide further assurance to the Company that the officer’s services will be available to the Company for the foreseeable future.  Also, some of the officers’ employment agreements provide such officers with assurance that their compensation will be protected in the event there is a change in control of the Company. Business combination transactions are not uncommon in the financial services industry generally or among North Carolina community banks and bank holding companies specifically. As a result, employment agreements with change in control provisions have become standard among North Carolina banks and most executive officers demand such agreements as a condition of their employment. At the same time, the Company believes these provisions are beneficial to the Company by providing a contractual financial incentive for executives to maximize shareholder value even when facing a potential outcome, a change-in-control and termination of employment, that may not be in the personal interest of the executive. The employment agreements that include change in control provisions, such as those for Messrs. Carlton, Vaughn and Betts, provide for lump sum payments ranging from one to three times an officer’s “base amount” (as such term is defined in Section 280G of the Internal Revenue Code of 1986) or base salary plus bonuses upon the occurrence of a “change in control” of the Company. Some such payments are made after a change in control, known as a “single trigger” payment, while some such payments require both a change in control and a “termination event” within a pre-determined period of time which adversely affects the officer, commonly referred to as a “double trigger” payment. Both types of payment provisions are commonplace among North Carolina community banks and bank holding companies.

Employment agreements utilized by the Company include non-compete agreements, which restrict an officer from competing against the Company for a period of time in the event the officer leaves the employ of the Company. In this manner, the employment agreements serve to protect the Company’s legitimate business interests by restricting the ability of departed officers from competing against the Company in the event such executive officer were to be fired without cause or leave the Company voluntarily.

The Company has adopted Salary Continuation Benefit Plans to provide Messrs. Carlton, Elder and Holder with supplemental retirement income in the event that each officer remains employed by the Company until age 60 for Mr. Carlton and ages 62 for Messrs. Elder and Holder, upon retirement due to a disability, in certain cases, upon retirement prior to the applicable retirement age or upon a change in control of the Company. This element of compensation was designed to encourage long-term retention and has been provided to these officers because they have substantial experience with the Company’s operations and have contributed significantly to its growth since inception. The loss of their services would likely have a material adverse effect on the Company’s operations and, therefore, their retention is considered critical to protecting and enhancing shareholder value. Based on the executive officers’ past performance and the Company’s determination that the executive officers’ future services are vital to the on-going success of the Company, the Company feels these retirement benefits are reasonable and appropriate.

How the Company Chose Amounts and/or Formulas for Each Element

Each executive officer’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee reviews the compensation practices of other competitor companies. Therefore, to some extent, the Company’s compensation is based on the market and the companies it competes against. In this regard, the Company utilizes the services of Matthews, Young & Associates, Inc. to assist with research and consulting regarding state and national salary data. In addition, the Company relies on peer reviews of other banks and bank holding companies that are similar in asset size to the Company and that are situated in metropolitan areas comparable to that of the Company’s.

The Company awards non-equity incentive compensation based on attainment of corporate goals as set forth in its management incentive plan established at the beginning of each fiscal year. Matthews, Young & Associates, Inc. also assists in establishing the management incentive plan. The management incentive plan establishes a pool of cash compensation from which non-equity incentive awards are paid to employees and executive officers. The cash pool is established based on the Company’s attainment of pre-tax, pre-incentive net income (“adjusted net income”), which is in turn based on the Company’s pre-tax, pre-incentive return on budgeted average assets. The Company sets a minimum adjusted net income below which no cash is set aside for incentive awards. The incentive pool is accrued for over the course of each year and adjusted up or down based on actual results. The base amount of the incentive pool for each participant is determined by applying certain percentages to the midpoint salaries of such incentive plan participants as further described below. Each year the Company establishes a target adjusted net income and corresponding incentive pool (the “targeted adjusted net income pool”). Once the incentive pool has been established at the end of the fiscal year by reference to adjusted net income (the “adjusted net income incentive pool”), it is subject to qualitative adjustments by the Compensation Committee if the Committee feels certain extenuating circumstances warrant an adjustment, up or down. For executive officers, the pool is subject to further downward adjustments of up to 60% if the Company fails to meet its other goals which are controlling charge-off loans, maintenance of an average delinquency ratio and maintenance of satisfactory regulatory ratings (the “corporate goals”). For each corporate goal that is not met, the incentive pool is reduced by 20%.

After all adjustments have been made, non-equity incentive awards are determined for individual employees and executive officers by making reference to their salary ranges. Awards to individual employees and officers are based on a percentage of the midpoint of each person’s salary range. For 2006, Mr. Carlton was eligible to receive an incentive award equal to 43% of his midpoint salary range and Messrs. Elder, Holder and Vaughn were eligible to receive incentive awards equal to 32% of their midpoint salary ranges (the “eligible award”). The actual non-equity incentive award received by each officer might be higher or lower than their eligible award depending on whether the Company falls below or exceeds its targeted adjusted net income and its attainment of its corporate goals. To determine each officer’s and employee’s non-equity incentive award, the eligible award is multiplied by the ratio that the adjusted net income incentive pool, as adjusted by the Compensation Committee, bears to the targeted adjusted net income pool, and then adjusted for the percentage attainment of the corporate goals. For example, in 2006, Mr. Carlton’s eligible award was $98,400. This number was multiplied by 83.9% which was the ratio that the adjusted net income incentive pool bore to the targeted adjusted net income pool, as adjusted by the Compensation Committee. That number is then multiplied by the percentage attainment of corporate goals, which in 2006 was 100%. This resulted in Mr. Carlton receiving an $82,558 non-equity incentive award for 2006. The same formula, using the respective officers’ eligible awards, was used to determine the non-equity incentive awards granted to Messrs. Elder, Holder and Vaughn.

In making grants of equity-based awards, the Company is limited to the pool of shares authorized by the shareholders for issuance upon the exercise of equity awards under its equity award plans. All equity award plans of the Company have been approved by the shareholders. Exercise prices for such stock options awarded under the plans are set at fair market value as of the time of grant. Prior to the adoption of the 2006 Omnibus Plan, the Company could only grant incentive stock options, because those equity awards were the only awards available to be granted. With the adoption of the 2006 Omnibus Plan, the Company’s previously approved Incentive Stock Option Plans were frozen such that no more awards will be granted under those plans and awards will only be granted under the 2006 Omnibus Plan.

The Company’s chief executive officer and the Compensation Committee of the Board of Directors decide the timing, distribution and amount of all equity award grants. Historically, the Company granted incentive stock options to its employees only at the time an employee joined the Company. In most cases, the granting of incentive stock options was considered necessary in order to attract a particular individual to the Company. In determining the number of shares subject to the option granted, in general, the more opportunity the individual had to contribute to the Company’s success and thereby impact the Company’s stock price, the larger the stock option award would be, but the ultimate number of equity awards granted to an employee was made on a discretionary rather than formulaic basis by the Compensation Committee.

Matthews, Young & Associates, Inc. recently prepared a report for the Compensation Committee detailing the Company’s current equity award practices in relation to those of the Company’s peers. The report indicated that the Company should consider granting equity awards not just upon hiring, but over the course of an employee’s tenure with the Company. In the future when granting awards under the 2006 Omnibus Plan, which permits the granting of incentive stock options, nonstatutory stock options, restricted stock, long-term incentive compensation units and stock appreciation rights, the Company will likely begin granting equity-awards to its more seasoned employees as well as continuing to use equity-awards to attract new talent.

How Elements Fit into Overall Compensation Objectives

The elements of the Company’s compensation are structured to reward past and current performance, continued service and motivate its leaders to excel in the future. The Company’s salary compensation has generally been used to retain and attract motivated leadership. The Company intends to continually ensure its salaries are sufficient to attract and retain exceptional officers. The Company’s non-equity incentive awards reward past and current performance based upon established Company objectives. These awards are closely related to salary compensation because base salary is used to calculate non-equity incentive awards. Therefore, any increase in base salary will increase the potential value of non-equity incentive awards. Base salary increases also have the effect of increasing the executives’ “base amount” under Section 280G of the Internal Revenue Code of 1986 or base salaries and, as a result, increasing the overall amount of change in control payouts under the executives’ employment agreements. The Company’s salary continuation and split dollar endorsement plans have been established to reward continued service over the long term with the Company. Finally, the Company makes equity-based awards to motivate its officers to enhance value for its shareholders by aligning the interests of management with those of its shareholders.

Accounting and Tax Considerations

Accounting and tax treatment for both the employer and the employees are considered in the administering of all compensation plans. The Company’s equity award policies have been impacted by the implementation of SFAS No. 123R. The 2006 Omnibus Plan was adopted, in part, to provide the Company with flexibility in the type of awards, and therefore, the corresponding accounting treatment applied to the types of awards granted.

In general, the compensation plans are intended to provide tax benefits to the Company in the form of income deductions. Exceptions to this general policy are the tax “gross up” benefits provided to Mr. Carlton under the “change in control” provisions of his employment agreement and salary continuation agreement. These tax “gross ups” would not be deductible to the Company. All benefit plans are being revised to comply with Internal Revenue Code Section 409A.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the reviews and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

This report is submitted by the Compensation Committee: Bruce I. Howell, James A. Lucas, Jr., Sheila Hale Ogle, Jon T. Vincent and Stephen K. Zaytoun (Chairman).

SUMMARY COMPENSATION TABLE

The following table shows the cash and certain other compensation paid to or received or deferred by Messrs. Carlton, Elder, Holder, Vaughn and Betts for services in all capacities during 2006. No other current executive officer of the Company or the banks received compensation for 2006 which exceeded $100,000.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Michael G. Carlton President and CEO	2006	$220,000		$25,000	(3)	--	--	$82,558	$40,967	$45,158	(4)	$413,683

Bruce W. Elder Chief Financial Officer	2006	$139,080				--	--	$34,231	$20,725	$12,299	(5)	$206,335

Thomas E. Holder, Jr. Chief Lending Officer	2006	$130,999				--	--	$34,231	$25,965	$11,529	(6)	$202,724

Ray D. Vaughn Chief Operations Officer	2006	$140,000		$17,500	(7)	--	$23,725	$34,231	--	$8,071	(8)	$223,527

W. Keith Betts Regional President	2006	$57,278	(9)	$58,744	(10)	$3,334	--	--	--	$3,437	(11)	$122,793

(1)	Calculated in accordance with FAS 123R.

(2)	Management incentive plan compensation.

(3)	Discretionary bonus paid to Mr. Carlton for the successful acquisition of Port City Capital Bank.

(4)	Includes total perquisites in excess of $10,000 for club dues and a car allowance as well as premiums for medical, dental and life insurance, 401(k) matching contributions and $8,250 in director fees.

(5)	Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(6)	Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(7)	Represents a portion of a signing bonus paid to Mr. Vaughn.

(8)	Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(9)	Salary earned from September 1, 2006 after the acquisition of Port City Capital Bank through December 31, 2006.

(10)
Includes a $25,000 discretionary bonus paid to Mr. Betts and a $33,744 bonus paid to Mr. Betts to cover the difference between the life insurance benefit provided for under the Port City Capital Bank life insurance plan and the life insurance benefit provided for under the Company’s life insurance plan.

Executive Employment Agreements

The Company and its subsidiaries entered into employment agreements (the “Employment Agreements”) with Michael G. Carlton, President and Chief Executive Officer, Bruce W. Elder, Senior Vice President, Secretary and Treasurer, and Thomas E. Holder, Jr., Senior Vice President and Senior Credit Officer on December 31, 2003, with Ray D. Vaughn on February 28, 2006 and with W. Keith Betts on September 1, 2006 (collectively, the “Executives”). The Employment Agreements supersede employment contracts previously in effect for Messrs. Carlton and Elder and supersede a change in control agreement previously in effect for Mr. Holder.

The Employment Agreements establish the Executives’ duties and compensation and provide for their continued employment with the Company, Crescent State Bank or Port City Capital Bank. Each of the Employment Agreements provides for a three-year term of employment with automatic one-year extensions of the term on each anniversary of the original effective date, unless the Board of Directors of the Company, Crescent State Bank or Port City Capital Bank, as the case may be, elects not to extend the term.

As of the date of this Proxy Statement, the Employment Agreements provide for annual base salaries in 2007 of $280,000, $160,000, $145,000, $160,000 and $175,000 for Messrs. Carlton, Elder, Holder, Vaughn and Betts, respectively. The Employment Agreements of Messrs. Carlton, Elder, Holder and Betts provide that the Board of Directors shall review the base salary amounts not less often than annually and shall adjust such amounts annually for cost of living increases with adjustments beyond cost of living increases at the discretion of the Board. No salary decreases are permitted. Mr. Vaughn’s Employment Agreement provides that his base salary shall be reviewed not less often than annually by the President of the Bank who may increase but not decrease Mr. Vaughn’s base salary. Further increases may be made at the discretion of the Bank as deemed necessary. The Employment Agreements also provide for discretionary bonuses, participation in pension, profit sharing and other retirement plans maintained by the Company on behalf of all of its employees, as well as fringe benefits normally associated with the officers’ executive positions or made available to all other employees, including indemnification rights as an officer of the Company or the Bank for Messrs. Carlton, Holder and Elder.

The Employment Agreements provide that employment of an Executive terminates upon his death and, in the case of Messrs. Carlton, Elder, Holder and Betts after thirty days’ notice of disability by the Executive Committee or, in the case of Mr. Betts, the Company or Port City Capital Bank. Mr. Vaughn’s employment would terminate after it is determined by Crescent State Bank that he is unable to perform for ninety business days during any twelve-month period. In the case of disability, the Executive is entitled to certain unpaid but earned compensation and benefits. Also, each Employment Agreement may be terminated at any time upon sixty days’ notice. If an Executive is terminated for “cause” (as defined in the Employment Agreements as acts of fraud, embezzlement, gross negligence, intentional wrongful damage and the like), the Executive is only entitled to receive compensation and benefits through the effective date of the termination. Mr. Carlton may only be terminated for “cause” if a specific resolution to that effect is adopted by a 75% vote of the Board of Directors, with Mr. Carlton abstaining. If Mr. Carlton or Mr. Betts is terminated without cause, or if either terminates his employment with the Company for “good reason” (as defined in their Employment Agreement as reduction in salary, responsibilities, participation in benefit plans and the like), then each will be entitled to receive a lump sum payment in the event of involuntary termination as well as the cash-out value of unvested stock options and equity-based awards and other benefits and in the case of Mr. Carlton’s voluntary termination for “good reason” Mr. Carlton will be entitled to continue to receive his existing salary from the Company for a period of twenty-four months following six months after the effective date of his termination. Should either Messrs. Elder or Holder be terminated without cause, each would be paid a lump sum payment equal to their salary unless such termination occurs within twelve months of a “change in control” of the Company. In the later event, Messrs. Elder and Holder will receive more substantial benefits due to their benefits under the Salary Continuation Agreements discussed below. Should Mr. Vaughn be terminated without cause, he would be entitled to a lump sum payment equal to his salary over a twenty-four month period. Should Mr. Vaughn’s employment be terminated following a “change in control” of the Bank, Mr. Vaughn would be entitled to a lump sum payment equal to two times his “base amount” salary. “Base amount” is defined under Section 280G of the Internal Revenue Code as equaling average annual compensation over a five year period. Because Mr. Vaughn has only been with the Company since October 2005, his average annual compensation for years ended December 31, 2005 and 2006 was $105,933, which is lower than his base salary or his summary compensation as displayed on page 20. Therefore, had Mr. Vaughn been entitled to this payment as of December 31, 2006, he would have received $211,866. Should Mr. Betts’ employment be terminated following a “change in control” of the Company, Mr. Betts would be entitled to a lump sum payment equal to two times the aggregate of his “base salary” at the time of the “change in control” or termination of his employment, whichever is greater, plus any bonuses or incentive compensation earned during the preceding calendar year. Further, the Company has agreed to pay legal fees incurred by Mr. Betts if his payment under his Employment Agreement is challenged after a “change in control” up to a maximum of $50,000. Had Mr. Betts been entitled to this payment as of December 31, 2006, he would have received $457,488.

In the event of a “change in control,” Mr. Carlton is entitled to receive three times the aggregate total of his current annual base salary and bonus amounts paid in the preceding fiscal year. In addition, Mr. Carlton will continue to receive life and medical insurance benefits for a period of time, become fully vested in certain benefits and be entitled to a final contribution to his 401(k) plan. For purposes of both the Employment Agreements and the Retirement Agreements discussed below, “change in control” is defined as the merger of the Company with another corporation resulting in the Company’s shareholders immediately before the merger owning less than a majority of the combined voting power of the resulting corporation; the acquisition by any person or group acting in concert of 25% or more of the outstanding voting stock of the Company; the changeover within two consecutive years of a majority of the members of the board of directors of the Company; or the sale of all or substantially all of the Company’s assets. The Company has agreed to pay legal fees incurred by Mr. Carlton if his payment under his Employment Contract is challenged after a “change in control” up to a maximum of $250,000. Had Mr. Carlton been entitled to this lump sum payment following a “change in control” under his Employment Agreement as of December 31, 2006, he would have received $982,674.

The foregoing is a summary discussion of the Employment Agreements. The Company has filed each of the agreements for Messrs. Carlton, Holder and Elder as exhibits to its Annual Report on Form 10-KSB for the year ended December 31, 2003, for Mr. Vaughn as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2005 and for Mr. Betts as an exhibit to its Form 10-Q for the quarter ended September 30, 2006. Reference is made to the complete agreements for a fuller understanding.

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (the “Plan”) effective January 1, 1999. The Plan provides that employees may elect to defer up to 12% of their salary, subject to the $15,000 limit contained in Section 402(g) of the Internal Revenue Code for the plan year beginning January 1, 2006. The Plan calls for the Bank to make matching contributions equal to 100% of the contributing participant’s first 5% elective deferral. A participant becomes vested in his or her individual account derived from Bank matching contributions immediately. Due to the immediate vesting in matching contributions, employees must meet a six month service period prior to becoming an eligible contributing participant. A minimum age requirement of 18 years applies.

Retirement Benefits

Crescent State Bank has also entered into Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Salary Continuation Agreements” and the “Split Dollar Agreements,” respectively and collectively, the “Retirement Agreements”) with each of Messrs. Carlton, Elder and Holder. Retirement Agreements such as these are common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. An arrangement such as the Salary Continuation Agreements can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Salary Continuation Agreements are unfunded, but require the Bank to accrue an amount of benefits to be paid to each Executive upon retirement at age 60 for Mr. Carlton and 62 for Messrs. Elder and Holder and under certain other circumstances such as termination after a “change in control.” To offset the accruals, the Bank purchased life insurance policies on each Executive, the death benefits of which are designed to pay the Bank for the cost of the premiums and accruals for the retirement payments. These one-time premium payments aggregated $5.0 million. The Salary Continuation Agreements provide for each of the Executives to receive monthly payments beginning six months after the Executive’s retirement from the Company at age 60 for Mr. Carlton and age 62 for Messrs. Elder and Holder, or, under certain circumstances, six months after the Executive’s early termination or disability. In addition, the Salary Continuation Agreements provide for a lump sum payment in the event that the Executive’s employment is terminated under certain conditions within twelve months of a “change in control” of the Company. In the case of Mr. Carlton’s Salary Continuation Agreement, the lump sum payment is payable upon a “change in control” of the Company, irrespective of whether Mr. Carlton’s employment is terminated following the “change in control.” The lump sums payable to the Executives under the Salary Continuation Agreements had a “change in control” of the Company occurred as of December 31, 2006 were $1,899,551, $1,033,193 and $1,030,198 for Messrs. Carlton, Elder and Holder respectively.

The Salary Continuation Agreement and Employment Agreement for Mr. Carlton also provide for payment of a tax gross-up benefit if the aggregate benefits payable to him after a “change in control” are subject to excise taxes under certain provisions of the Internal Revenue Code. In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a “change in control.” Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments. Should payments to Mr. Carlton be deemed excess parachute payments, he will be entitled to additional payments to compensate him for excise taxes imposed on him as well as for taxes imposed on the gross-up benefit itself. Those additional gross-up benefits would not be deductible payments for the Bank. The aggregate lump sum payable to Mr. Carlton under his Employment Agreement and his Salary Continuation Agreement as of December 31, 2006 was $2,882,225, net of excise taxes and corresponding “gross ups” to pay such excise taxes as described below. Further, the Bank has agreed to pay legal fees incurred by the Executives if their compensation payments under the Salary Continuation Agreements are challenged after a “change in control” up to a maximum of $250,000 for Mr. Carlton and $25,000 each for Messrs. Elder and Holder.

Under the terms of the Split Dollar Agreements, the Bank pays the premiums on a life insurance policy on each executive’s life and the proceeds of each policy are divided between the Bank and the Executive’s beneficiary. The beneficiaries of Messrs. Carlton and Holder are entitled to receive 80% and Mr. Elder’s beneficiary is entitled to receive 100% of the “net death proceeds,” defined as the total policy proceeds minus the cash surrender value of such policy. As of December 31, 2006, the “net death proceeds” payable to the beneficiaries of Messrs. Carlton, Elder and Holder were valued at $1,754,008, $985,974 and $937,236, respectively.

The foregoing is a summary discussion of the Retirement Agreements. The Company has filed each of these agreements as exhibits to its Annual Report on Form 10-KSB for the year ended December 31, 2003. Reference is made to the complete agreements for a fuller understanding. The following table presents information regarding the Salary Continuation Agreements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Michael G. Carlton	Salary Continuation	4	$123,328	$0
Bruce W. Elder	Salary Continuation	4	$62,391	$0
Thomas E. Holder, Jr.	Salary Continuation	4	$78,165	$0

Incentive Awards

The following table reflects the estimated non-equity incentive plan compensation that might have been payable to the executive officers in the event that minimum, targeted and maximum incentive goals were reached under the Company’s 2006 management incentive plan. The estimated amounts are based on award percentages of each of the executive officers midpoint salary ranges at the time the 2006 management incentive plan was established in January 2006. Under the 2006 management incentive plan, Mr. Carlton was eligible to receive an award equal to 43% of his midpoint salary, and Messrs. Elder, Holder and Vaughn were eligible to receive awards equal to 32% of their midpoint salaries. The incentive awards that the officers actually received under the 2006 management incentive plan are set forth in the Summary Compensation Table on page 20 under the heading “Non-Equity Incentive Plan Compensation.” The table also reflects a grant of restricted stock on September 5, 2006 to Mr. Betts under the 2006 Omnibus Plan.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	All other Stock Awards; Number of Shares of Stock or Units		All other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards

Michael G. Carlton	1/24/06	*	$98,400	$108,240	--		--	--

Bruce W. Elder	1/24/06	*	$40,800	$44,880	--		--	--

Thomas E. Holder, Jr.	1/24/06	*	$40,800	$44,880	--		--	--

Ray D. Vaughn	1/24/06	*	$40,800	$44,880	--		--	--

W. Keith Betts	9/5/06	--	--	--	3,693	(1)	--	--

* Non-equity incentive plan compensation would have been less than $1 for each executive officer had the minimum incentive goals been reached under the Company’s 2006 management incentive plan.

(1)
Mr. Betts was granted 3,693 shares of restricted stock on September 5, 2006. The restricted stock is subject to a five year vesting schedule whereby 100% of the stock vests on the fifth anniversary of the date of grant. As of the date of grant, the restricted stock was valued at $50,003 based upon a per share price of $13.54.

As of December 31, 2006, 313,163 awards in the form of incentive or nonstatutory stock options, restricted stock grants, long-term incentive units or stock appreciation rights may be issued to directors, officers and employees under the Company’s 2006 Omnibus Plan. The following table sets forth information with regard to outstanding equity awards held by the executive officers as of December 31, 2006. The options set forth in the table below were granted under the Company’s 1999 Incentive Stock Option Plan or the Company’s 2002 Incentive Stock Option Plan, which was approved by the shareholders of Port City Capital Bank and adopted by the Company upon the acquisition of Port City Capital Bank on August 31, 2006. The restricted stock granted to Mr. Betts was granted pursuant to the 2006 Omnibus Plan. All equity award plans other than the 2006 Omnibus Plan have been frozen.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Michael G. Carlton	95,482	-0-	--	$4.33	5/12/09	--	--	--	--

Bruce W. Elder	16,955	-0-	--	$4.33	5/12/09	--	--	--	--

Thomas E. Holder, Jr.	8,046	-0-	--	$4.33	5/12/09	--	--	--	--

Ray D. Vaughn	5,750	5,750	--	$13.04	11/15/15	--	--	--	--

W. Keith Betts	--	--	--	--	--	3,693	$50,003	--	--
	32,672	-0-	--	$4.38	1/15/13	--	--	--	--
	13,823	-0-	--	$4.38	1/20/14	--	--	--	--
	13,823	-0-	--	$4.38	1/19/15	--	--	--	--
	15,079	-0-	--	$6.17	11/16/15	--	--	--	--

Messrs. Carlton, Elder and Holder were the only executive officers that exercised stock options during the fiscal year ended December 31, 2006. Mr. Carlton exercised stock options covering 1,150, 4,000 and 1,000 shares of the Company’s common stock on February 28, September 19, and December 1, 2006, respectively, all at an exercise price of $4.33 per share. Mr. Elder exercised stock options covering 1,000 shares of common stock on November 22, 2006 at an exercise price of $4.33 per share and Mr. Holder exercised stock options covering 5,000 shares of common stock on June 20, 2006 at an exercise price of $4.33 per share. The following table summarizes this information in a tabular format.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Michael G. Carlton	1,150	$10,235	--	--
	4,000	$36,480	--	--
	1,000	$8,230	--	--
Bruce W. Elder	1,000	$8,520	--	--
Thomas E. Holder, Jr.	5,000	$49,050	--	--

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Company’s independent registered public accounting firm for 2007, subject to shareholder ratification. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table represents fees for professional services rendered by Dixon Hughes PLLC for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2006 and 2005 and fees billed in 2006 and 2005 for audit-related services, tax services and all other services rendered by Dixon Hughes PLLC for each of those fiscal years.

Category	Amount Paid 2006		Amount Paid 2005

Audit Fees (1):	$108,800		$53,000
Audit-Related Fees:	28,250	(2)	50,750
Tax Fees:	48,575	(3)	6,600
All Other Fees:	-0-		-0-
Total Fees Paid:	$185,625		$110,350

(1)
Fees billed or expected to be billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and for reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)	Fees paid for professional services rendered in connection with the acquisition of Port City Capital Bank.

(3)
Includes fees paid for tax compliance services and for tax research and other services rendered in connection with the acquisition of Port City Capital Bank, including issuance of a tax opinion on that transaction.

All services rendered by Dixon Hughes PLLC during 2006 and 2005 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2008 ANNUAL MEETING

  It is anticipated that the 2008 Annual Meeting will be held on a date during May 2008. Any proposal of a shareholder which is intended to be presented at the 2008 Annual Meeting must be received by the Company at its main office in Cary, North Carolina no later than December 15, 2007, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2008 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 27, 2008 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Bruce W. Elder, Corporate Secretary, 1005 High House Road, Cary, North Carolina 27513, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2006 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BRUCE W. ELDER, VICE PRESIDENT AND CORPORATE SECRETARY, CRESCENT FINANCIAL CORPORATION, 1005 HIGH HOUSE ROAD, CARY, NORTH CAROLINA, 27513.

REVOCABLE PROXY

CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513

APPOINTMENT OF PROXY
SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Bruce W. Elder and Thomas E. Holder, Jr. (the “Proxies”), or either of them, as attorneys and proxies, with full power of substitution, to vote all outstanding shares of the common stock of Crescent Financial Corporation (the “Company”) held of record by the undersigned on April 9, 2007, at the Annual Meeting of Shareholders of the Company to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m., on May 22, 2007, and at any adjournments thereof:

1.	ELECTION OF DIRECTORS: Proposal to elect seven directors of the Company for terms of one, two and three years.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

One-Year Term	Two-Year Terms	Three-Year Terms

William H. Cameron	Brent D. Barringer	Sheila Hale Ogle
	Charles A. Paul, III	Jon S. Rufty
Jon T. Vincent
Stephen K. Zaytoun

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
OTHER BUSINESS: The Proxies are authorized to vote the shares represented by this Appointment of Proxy according to their best judgment on such other matters as may be presented for action at the Annual Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE REVERSE TO APPOINT YOUR PROXY VIA THE INTERNET

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date: , 2007

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

TO VOTE AND APPOINT YOUR PROXY VIA THE INTERNET

Your internet vote and appointment of proxy is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.
2.	Visit our website http://www.crescentstatebank.com and click on the link for proxy voting.
3.	When prompted for your Voter Control Number, enter the number printed just above your name on the proxy card.

Please note that all appointments and votes cast by internet must be completed and submitted on or prior to May 21, 2007 (one day prior to the meeting date). Your internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. You may revoke your internet appointment by revisiting our website and changing your vote prior to May 21, 2007 or by any method sufficient to revoke an appointment of proxy as set forth above.

This is a “secured” web page site. Your software and/or internet provider must be “enabled” to access this site. Please call your software or internet provider for further information if needed.

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